Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 (File No. 333-212591) of our report dated March 30, 2016 (except for Notes 2 and 4 to which the date is May 25, 2016) relating to the consolidated financial statements, at and for the years ended December 31, 2015 and 2014, which appear in the Company’s Annual Report on Form 10-K/A. Our reports contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

August 26, 2016